Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
PlanetOut Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Page
Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firms	2
Consolidated Balance Sheets	4
Consolidated Statements of Operations	5
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8
Supplementary Financial Data (unaudited):
Selected Quarterly Financial Data for each of the years ended December 31, 2005 and 2006	31
Financial Statement Schedule:
Valuation and Qualifying Accounts for each of the years ended December 31, 2004, 2005 and 2006	32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of PlanetOut Inc.:
We have audited the accompanying consolidated balance sheets of PlanetOut Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PlanetOut Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of PlanetOut Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 9, 2007 expressed an unqualified opinion thereon.
As discussed in Note 16, in January 2007 the Company realigned its business into three segments and subsequently updated its consolidated financial statements as of December 31, 2006 and 2005 and for each year in the two-year period ended December 31, 2006. The updates to the consolidated financial statements in Notes 2, 4 and 16 relate solely to the presentation of the segment specific disclosures on a basis consistent with the realigned segment reporting structure.
/s/ Stonefield Josephson, Inc.
San Francisco, California
March 9, 2007, except for Notes 2, 4 and 16 as to which the date is August 6, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of PlanetOut Inc.:
     In our opinion, the consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ equity and of cash flows for the year ended December 31, 2004 present fairly, in all material respects, the results of operations and cash flows of PlanetOut Inc. and its subsidiaries for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended December 31, 2004 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 25, 2005, except as to the change in segments discussed in Note 16 to the consolidated financial statements, as to which the date is August 6, 2007

PlanetOut Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$18,461	$9,674
Short-term investments	—	2,050
Restricted cash	—	2,854
Accounts receivable, net	6,030	9,337
Inventory	1,349	1,690
Prepaid expenses and other current assets	2,571	11,336

Total current assets	28,411	36,941
Property and equipment, net	8,167	10,923
Goodwill	28,699	32,572
Intangible assets, net	10,909	12,132
Other assets	1,152	1,021

Total assets	$77,338	$93,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,334	$1,782
Accrued expenses and other liabilities	2,750	3,472
Accrued restructuring	—	235
Deferred revenue, current portion	8,749	14,569
Capital lease obligations, current portion	309	694
Notes payable, current portion net of discount	222	8,817
Deferred rent, current portion	286	228

Total current liabilities	13,650	29,797

Deferred revenue, less current portion	1,771	1,474
Capital lease obligations, less current portion	212	1,504
Notes payable, less current portion and discount	7,075	8,100
Deferred rent, less current portion	1,578	1,569

Total liabilities	24,286	42,444

Minority interest in consolidated subsidiaries	—	—
Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock: $0.001 par value, 100,000 shares authorized, 17,248 and 17,629 shares issued and outstanding at December 31, 2005 and 2006, respectively	17	17
Additional paid-in capital	88,333	89,532
Note receivable from stockholder	(603)	—
Accumulated other comprehensive loss	(123)	(122)
Accumulated deficit	(34,572)	(38,282)

Total stockholders’ equity	53,052	51,145

Total liabilities and stockholders’ equity	$77,338	$93,589

The accompanying notes are an integral part of these consolidated financial statements.

PlanetOut Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2005	2006
Revenue:
Advertising services	$6,541	$11,724	$26,479
Subscription services	16,775	21,135	24,447
Transaction services	1,646	2,732	17,718

Total revenue	24,962	35,591	68,644

Operating costs and expenses: (*)
Cost of revenue	8,068	11,964	35,205
Sales and marketing	8,806	11,088	17,344
General and administrative	5,182	7,036	12,711
Restructuring	—	—	791
Depreciation and amortization	2,457	3,460	5,606

Total operating costs and expenses	24,513	33,548	71,657

Income (loss) from operations	449	2,043	(3,013)
Equity in net loss of unconsolidated affiliate	(94)	(57)	—
Interest expense	(1,077)	(238)	(1,189)
Other income, net	210	1,199	584

Income (loss) before income taxes	(512)	2,947	(3,618)
Provision for income taxes	(25)	(207)	(45)
Minority interest in gain of consolidated affiliate	—	—	(47)

Net income (loss)	(537)	2,740	(3,710)
Accretion on redeemable convertible preferred stock	(1,402)	—	—

Net earnings (loss) attributable to common stockholders	$(1,939)	$2,740	$(3,710)

Net earnings (loss) per share:
Basic	$(0.40)	$0.16	$(0.21)

Diluted	$(0.40)	$0.15	$(0.21)

Weighted-average shares used to compute net earnings:
Basic	4,837	17,116	17,326

Diluted	4,837	18,192	17,326

(*) Stock-based compensation is allocated as follows (see Note 2):

Cost of revenue	$565	$177	$70
Sales and marketing	556	254	41
General and administrative	1,013	568	182

Total stock-based compensation	$2,134	$999	$293

The accompanying notes are an integral part of these consolidated financial statements.

PlanetOut Inc.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY

	Year Ended December 31,
	2004	2005	2006
	(In thousands)
Redeemable convertible preferred stock:
Balance, beginning of year	$41,413	$—	$—
Issuance of Series D for cash on exercise of options	15	—	—
Accretion on redeemable convertible preferred stock	1,402	—	—
Repurchase of Series B convertible preferred stock upon termination of employee services	(20)	—	—
Conversion of preferred stock into common stock upon completion of initial public offering	(42,810)	—	—

Balance, end of year	$—	$—	$—

Common stock:
Balance, beginning of year	$2	$17	$17
Issuance of common stock for cash, net of offering expenses of $5,226	5	—	—
Conversion of preferred stock into common stock upon completion of initial public offering	10	—	—

Balance, end of year	17	17	17

Additional paid-in-capital:
Balance, beginning of year	17	88,387	88,333
Issuance of common stock for cash on exercise of options and warrants	44	552	461
Unearned stock-based compensation, net of cancellations and tax effects of disqualifying dispositions	3,406	(687)	293
Issuance of stock options to consultants in exchange for services	88	—	—
Accretion on redeemable convertible preferred stock	(1,402)	—	—
Issuance of common stock for cash, net of offering expenses of $5,226	42,896	—	—
Issuance of common stock warrants in connection with subordinated promissory note	543	—	—
Issuance of common stock warrants in connection with debt issuance	—	—	445
Conversion of preferred stock into common stock upon completion of initial public offering	42,800	—	—
Amount paid to stockholder for fractional shares due to reverse stock split	(5)	—	—
Stock-based compensation upon acceleration of unvested options	—	81	—

Balance, end of year	88,387	88,333	89,532

Note receivable from stockholder:
Balance, beginning of year	(603)	(603)	(603)
Repayment of note receivable from stockholder	—	—	603

Balance, end of year	(603)	(603)	—

Unearned stock-based compensation:
Balance, beginning of year	(259)	(1,619)	—
Unearned stock-based compensation, net of cancellations	(3,406)	493	—
Amortization of unearned stock-based compensation, net of cancellations	2,046	600	—
Stock-based compensation upon acceleration of unvested options	—	526	—

Balance, end of year	(1,619)	—	—

Accumulated other comprehensive loss:
Balance, beginning of year	(99)	(106)	(123)
Foreign currency translation adjustment	(7)	(17)	1

Balance, end of year	(106)	(123)	(122)

Accumulated deficit:
Balance, beginning of year	(36,775)	(37,312)	(34,572)
Net income (loss)	(537)	2,740	(3,710)

Balance, end of year	(37,312)	(34,572)	(38,282)

Total stockholders’ equity	$48,764	$53,052	$51,145

Number of shares
Redeemable convertible preferred stock:
Balance, beginning of year	9,293	—	—
Issuance of Series D for cash on exercise of options	4	—	—
Repurchase of Series B upon termination of employee services	(26)	—	—
Conversion of preferred stock into common stock upon completion of initial public offering	(9,271)	—	—

Balance, end of year	—	—	—

Common stock:
Balance, beginning of year	1,728	16,943	17,248
Issuance of common stock upon exercise of options and warrants	223	306	161
Issuance of restricted stock	—	—	220
Issuance of common stock for cash, net of offering expenses of $5,226	5,348	—	—
Repurchase of unvested common stock upon termination of employee services	(3)	(1)	—
Conversion of preferred stock into common stock upon completion of initial public offering	9,647	—	—

Balance, end of year	16,943	17,248	17,629

The accompanying notes are an integral part of these consolidated financial statements.

PlanetOut Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities:
Net income (loss)	$(537)	$2,740	$(3,710)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,457	3,460	5,606
Provision for doubtful accounts	34	112	219
Restructuring	—	—	19
Amortization of unearned stock-based compensation, net of cancellation and tax effects	2,046	405	293
Stock-based compensation upon acceleration of vesting of unvested options	—	608	—
Amortization of warrant and issuance costs in connection with senior subordinated promissory note	636	—	—
Amortization of debt discount	—	—	55
Amortization of deferrred rent	354	256	(43)
Issuance of stock and stock options and shares in exchange for services	88	—	—
Loss on disposal or write-off of property and equipment	60	71	46
Equity in net loss of unconsolidated affiliate	94	57	—
Changes in operating assets and liabilities, net of acquisition effects and restructuring:
Accounts receivable	(826)	(4,067)	(3,265)
Inventory	4	(668)	(341)
Prepaid expenses and other assets	(1,304)	1,221	(3,949)
Accounts payable	1,557	(706)	372
Accrued expenses and other liabilities	(1,385)	1,201	684
Accrued restructuring	—	—	235
Deferred revenue	1,023	798	(839)

Net cash provided by (used in) operating activities	4,301	5,488	(4,618)

Cash flows from investing activities:
Acquisitions, net of issuance of note payable and cash acquired	—	(25,546)	(5,403)
Purchases of property and equipment	(4,866)	(3,953)	(4,562)
Purchases of short-term investments	—	—	(2,050)
Changes in restricted cash	30	—	(2,854)

Net cash used in investing activities	(4,836)	(29,499)	(14,869)

Cash flows from financing activities:
Proceeds from exercise of common stock and preferred stock options and warrants	59	552	461
Proceeds from senior subordinated promissory note and related warrants, net of issuance costs	4,907	—	—
Repurchase of redeemable convertible preferred stock and common stock	(20)	—	—
Repayment of senior subordinated promissory notes	(5,000)	—	—
Purchase of fractional shares due to reverse stock split	(5)	—	—
Proceeds from repayment of note receivable from stockholder	—	—	843
Principal payments under capital lease obligations and notes payable	(1,454)	(1,191)	(1,105)
Proceeds from issuance of notes payable	—	—	10,500
Proceeds from issuance of common stock in initial public stock offering, net of issuance costs	42,901	—	—

Net cash provided by (used in) financing activities	41,388	(639)	10,699

Effect of exchange rate on cash and cash equivalents	(7)	(17)	1

Net increase (decrease) in cash and cash equivalents	40,846	(24,667)	(8,787)
Cash and cash equivalents, beginning of period	2,282	43,128	18,461

Cash and cash equivalents, end of period	$43,128	$18,461	$9,674

Supplemental disclosure of cash flow information:
Interest expense paid	$441	$105	$1,189

Income taxes paid	$86	$172	$177

Supplemental disclosure of noncash flow investing and financing activities:
Property and equipment and related maintenance acquired under capital leases	$1,991	$113	$2,525

Accretion on redeemable convertible preferred stock	$1,402	$—	$—

Unearned stock-based compensation	$3,406	$493	$—

Conversion of preferred stock to common stock upon completion of initial public offering	$42,810	$—	$—

Issuance of note payable in connection with acquisition	$—	$7,075	$—

Issuance of common stock warrants in connection with debt issuance	$—	$—	$445

The accompanying notes are an integral part of these consolidated financial statements.

PlanetOut Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — The Company
     PlanetOut Inc. (the “Company”) was incorporated in Delaware in December 2000. The Company, together with its subsidiaries, is a leading global media and entertainment company serving the worldwide lesbian, gay, bisexual and transgender, or LGBT, community. The Company serves this audience through a wide variety of products and services, including online and print media properties, a travel marketing business and other goods and services. With the acquisitions of LPI Media, Inc. and related entities (“LPI”) in November 2005 and RSVP Productions, Inc. (“RSVP”) in March 2006, the Company expanded the number and scope of its online and print media properties and became a leading marketer of gay and lesbian travel and events.
     The Company’s online media properties include the leading LGBT-focused websites Gay.com, PlanetOut.com, Advocate.com and Out.com. The Company’s print media properties include the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others. The Company’s travel marketing business includes gay and lesbian travel and events marketed through its RSVP brand, such as cruises, land tours and resort vacations. The Company also offers its customers access to specialized products and services through its transaction-based websites, including Kleptomaniac.com and BuyGay.com, that generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. The Company also generates revenue from newsstand sales of its various print properties.
Note 2 — Summary of Significant Accounting Policies
     Principles of Consolidation and Basis of Presentation
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and variable interest entities in which the Company has been determined to be the primary beneficiary. All significant intercompany transactions and balances have been eliminated in consolidation. The Company recognizes minority interest for subsidiaries or variable interest entities where it owns less than 100 percent of the equity of the subsidiary. The recording of minority interest eliminates a portion of operating results equal to the percentage of equity it does not own. The Company discontinues allocating losses to the minority interest when the minority interest is reduced to zero.
     Investments in entities over which the Company has significant influence, typically those entities that are 20 to 50 percent owned by the Company, are accounted for using the equity method of accounting, whereby the investment is carried at cost of acquisition, plus the Company’s equity in undistributed earnings or losses since acquisition. The Company monitors such investments for impairment by considering current factors including economic environment, market conditions, and operational performance and other specific factors relating to the business underlying the investment, and records reductions in carrying values when necessary. Investments in entities in which the Company holds less than a 20 percent ownership interest and over which the Company does not have the ability to significantly influence the operations of the investee are accounted for using the cost method of accounting.
     Reverse Stock Split
     In April 2004, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock in a range of one for ten to one for fifteen shares. The actual split ratio of one for eleven shares of the Company’s common stock was approved by a committee of the Board of Directors effective as of July 19, 2004, following stockholder approval of the range. All share, per share and stock option data information, including the conversion rates of the redeemable convertible preferred stock, in the accompanying consolidated financial statements for all periods have been retroactively restated to reflect the reverse stock split.
     Reclassifications
     Certain reclassifications have been made in the prior consolidated financial statements to conform to the current year presentation. These reclassifications did not change the previously reported net income (loss) or net income (loss) per share of the Company.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions made by management include, among others, the assessment of collectibility of accounts receivable, the determination of the allowance for doubtful accounts, the determination of the reserve for inventory obsolescence, the determination of the fair market value of its common stock, the valuation and useful life of its capitalized software and long-lived assets and the valuation of deferred tax asset balances. Actual results could differ from those estimates.

     Cash Equivalents and Short-term Investments
     The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents. Investment securities with original maturities greater than three months and remaining maturities of less than one year are classified as short-term investments. The Company’s investments are primarily comprised of money market funds and certificates of deposit, the fair market value of which approximates cost.
     Restricted Cash
     Restricted cash consists of $160,000 of cash that is restricted as to future use by contractual agreements associated with irrevocable letters of credit relating to a lease agreement for one of the Company’s offices in New York and $2,694,000 relating to a lease agreement with a cruise line securing future deposit commitments required under that agreement. The restricted cash related to future deposit commitments will be applied against the commitments for future deposits in February 2007.
     Fair Value of Financial Instruments
     Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, short-term investments, restricted cash, accounts receivable, accounts payable and borrowings are carried at cost, which approximate fair value due to their short maturities. The reported amount of borrowings approximates fair value due to the market value interest rate.
     Concentration of Credit Risk
     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are maintained by financial institutions in the United States, Europe and Argentina. Deposits in the United States may exceed federally insured limits. Management believes that the financial institutions that hold the Company’s investments are financially credit worthy and, accordingly, minimal credit risk exists with respect to those investments.
     The Company’s accounts receivable are derived primarily from advertising customers. The Company performs ongoing credit evaluations of its customers, does not require collateral and maintains allowances for potential credit losses when deemed necessary. To date, such losses have been within management’s expectations. In 2004, 2005 and 2006, no single customer accounted for 10% or more of the Company’s revenue or net accounts receivable.
     Foreign Currency Translation
     The functional currency for the consolidated foreign subsidiaries is their applicable local currency. Accordingly, the translation from their applicable local currency to U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive loss. Foreign currency translation gains and losses are reflected in the equity section of the Company’s consolidated balance sheets as accumulated other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in other income, net in the consolidated statements of operations and for 2004, 2005 and 2006 have not been significant.
     Inventory
     Inventory consists of finished goods held for sale and materials related to the production of future publications such as editorial and artwork costs, books, paper, other publishing and novelty products and shipping materials. Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method for finished goods available for sale and using the first-in, first-out method for materials related to future production.
     Property and Equipment
     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized over the shorter of their economic lives or lease term, generally ranging from two to seven years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.
     Leasehold improvements made by the Company and reimbursable by the landlord as tenant incentives are recorded by the Company as leasehold improvement assets and amortized over a term consistent with the above guidance. The incentives from the landlord are recorded as deferred rent and amortized as reductions to rent expense over the lease term. At December 31, 2005 and 2006, the balance of these leasehold improvement allowances was $1,402,000. During the years ended December 31, 2004, 2005 and

2006, the Company amortized $37,000, $186,000 and $193,000, respectively, to the accompanying consolidated statements of operations as a reduction of rent expense. At December 31, 2005 and 2006, the deferred rent balance attributable to these incentives totaled $1,179,000 and $986,000, respectively. Future amortization of balance of these tenant incentives is estimated to be $194,000 each year for 2007 to 2011, and $16,000 in 2012. At December 31, 2005 and 2006, the Company had receivable balances for tenant incentives $243,000 and zero, respectively, recorded under prepaid expenses and other current assets in the accompanying consolidated balance sheets.
     Internal Use Software and Website Development Costs
     The Company capitalizes internally developed software costs in accordance with the provisions of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”) and Emerging Issues Task Force (“EITF”) Abstract No. 00-02, “Accounting for Web Site Development Costs” (“EITF 00-02”). Capitalized costs are amortized on a straight-line basis over the estimated useful life of the software, generally three years, once it is available for its intended use. During 2004, 2005 and 2006, the Company capitalized costs of $1,650,000, $2,022,000 and $2,068,000, respectively, and recorded $519,000, $903,000 and $1,386,000 of related amortization expense, respectively. The capitalized costs for 2004, 2005 and 2006 included $904,000, $1,036,000 and $669,000 paid to external consultants for website development.
     Goodwill
     The Company accounts for goodwill using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets.” FAS 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting unit with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting unit using the expected present value of future cash flows, giving consideration to the market comparable approach. If the carrying amount of the Company’s reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the Company’s reporting unit’s goodwill with the carrying amount of the unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment charge is recognized for the excess. The Company determined that it has one reporting unit. The Company performed its annual test on December 1, 2004, 2005 and 2006. The results of Step 1 of the goodwill impairment analysis showed that goodwill was not impaired as the estimated market value of its one reporting unit exceeded its carrying value, including goodwill. Accordingly, Step 2 was not performed. The Company will continue to test for impairment on an annual basis and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company’s reporting unit below its carrying amounts.
     Revenue Recognition
     The Company’s revenue is derived principally from the sale of premium online subscription services, magazine subscriptions, banner and sponsorship advertisements, magazine advertisements and transactions services. Premium online subscription services are generally for a period of one to twelve months. Premium online subscription services are generally paid for upfront by credit card, subject to cancellations by subscribers or charge backs from transaction processors. Revenue, net of estimated cancellations and charge backs, is recognized ratably over the service term. To date, cancellations and charge backs have not been significant and have been within management’s expectations. Deferred magazine subscription revenue results from advance payments for magazine subscriptions received from subscribers and is amortized on a straight-line basis over the life of the subscription as issues are delivered. The Company provides an estimated reserve for magazine subscription cancellations at the time such subscription revenues are recorded. Newsstand revenues are recognized based on the on-sale dates of magazines and are recorded based upon estimates of sales, net of product placement costs paid to resellers. Estimated returns are recorded based upon historical experience. In January 2006, the Company began offering its customers premium online subscription services bundled with magazine subscriptions. In accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the Company defers subscription revenue on bundled subscription service offerings based on the pro-rata fair value of the individual premium online subscription services and magazine subscriptions.
     To date, the duration of the Company’s banner advertising commitments has ranged from one week to one year. Sponsorship advertising contracts have terms ranging from three months to two years and also involve more integration with the Company’s services, such as the placement of buttons that provide users with direct links to the advertiser’s website. Advertising revenue on both banner and sponsorship contracts is recognized ratably over the term of the contract, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivables is reasonably assured, at the lesser of the ratio of impressions delivered over the total number of undertaken impressions or the straight-line basis. The Company’s obligations typically include undertakings to deliver a minimum number of “impressions,” or times that an advertisement appears in pages viewed by users of the Company’s online properties. To the extent that these minimums are not met, the Company defers recognition of the corresponding revenue until the minimums are achieved. Magazine advertising revenues are recognized, net of related agency commissions, on the date the magazines are placed on sale at the newsstands. Revenues received for advertisements in magazines to go on sale in future months are classified as deferred advertising revenue.
     Transaction service revenue generated from the sale of products held in inventory is recognized when the product is shipped, net of estimated returns. The Company also earns commissions for facilitating the sale of third party products and services which are recognized when earned based on reports provided by third party vendors or upon cash receipt if no reports are provided. In accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenue earned for facilitating the sale of third party merchandise is reported net of cost as agent. This revenue is reported net due to the fact that although the Company receives the order and collects money from buyer, the Company is under no obligation to make payment to the third party unless payment has been received from the buyer and risk of return is also borne by the third party. The Company recognizes transaction service revenue from its event marketing and travel events services which include cruises, land tours and resort vacations, together with revenues from onboard and other activities and all associated direct costs of its event marketing and travel events services, upon the completion of events with durations of ten nights or less and on a pro rata basis for events in excess of ten nights.
     Advertising
     Costs related to advertising and promotion are charged to sales and marketing expense as incurred except for direct-response advertising costs which are amortized over the expected life of the subscription, typically a twelve month period. Direct-response advertising costs consist primarily of production costs associated with direct-mail promotion of magazine subscriptions. As of December 31, 2005 and 2006, the balance of unamortized direct-response advertising costs was $173,000 and $1,540,000, respectively, and is included in prepaid expenses and other current assets. Total advertising costs in 2004, 2005 and 2006 were $2,513,000, $3,260,000 and $4,234,000, respectively.
     Event Marketing
     In January 2006, the Company’s subsidiary, PNO DSW Events, LLC, a joint venture, began its event marketing business. The subsidiary markets events which include a number of sub-events that occur over specific periods of four to eight days. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition ,” EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” EITF 00-21 and EITF 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred .” For the purposes of EITF 00-21, the Company considers the sub-events as part of a single accounting unit and recognizes the revenue and related direct costs upon completion of the final sub-event of the accounting unit.
     Recognition of revenues and expenses are deferred until completion of the final sub-event of the respective defined accounting unit. As of December 31, 2006, the Company has recorded no deferred revenue related to event marketing and $27,000 of prepaid direct costs of event marketing included in prepaid expenses and other current assets.
     Sales Returns and Allowances
     The Company accrues an estimated amount for sales returns and allowances in the same period that the related revenue is recorded based on historical information, adjusted for current economic trends. To the extent actual returns and allowances vary from the estimated experience, revisions to the allowance may be required. Significant management judgments and estimates are made and used in connection with establishing the sales and allowances reserve in any accounting period. As of December 31, 2005 and 2006, the provision for sales returns and allowances included in accounts receivable, net was $744,000 and $1,049,000, respectively.
     Allowance for Doubtful Accounts
     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company determines the adequacy of this allowance by regularly reviewing the composition of its aged accounts receivable and evaluating individual customer receivables, considering (i) the customer’s financial condition, (ii) the customer’s credit history, (iii) current economic conditions and (iv) other known factors. As of December 31, 2005 and 2006 the allowance for doubtful accounts included in accounts receivable, net was $259,000 and $520,000, respectively.
     Equity Incentive Plans
     The Company has equity incentive plans for directors, officers, employees and non-employees. Stock options granted under these plans generally vest over two to four years, are generally exercisable at the date of grant with unvested shares subject to repurchase by the Company and expire within 10 years from the date of grant. As of December 31, 2006, the Company has reserved an aggregate of approximately 2,735,000 shares of common stock for issuance under its equity incentive plans.

     Stock-Based Compensation
     On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise. The statement eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in its consolidated statements of operations.
     The Company adopted FAS 123R using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The Company’s consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of adopting FAS 123R. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123R.
     Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statements of operations during the year ended December 31, 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 148, “Accounting for Stock-based Compensation – Transition and Disclosure (as amended)” (“FAS 148”) and compensation expense for the stock-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with FAS 123R. As stock-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information required under FAS 148 for the periods prior to 2006, we accounted for forfeitures as they occurred. When estimating forfeitures, the Company considers historic voluntary termination behaviors as well as trends of actual option forfeitures. In anticipation of the impact of adopting FAS 123R, the Company accelerated the vesting of approximately 720,000 shares subject to outstanding stock options in December 2005. The primary purpose of the acceleration of vesting was to minimize the amount of compensation expense recognized in relation to the options in future periods following the adoption by the Company of FAS 123R. Since the Company accelerated these shares, the impact of adopting FAS 123R was not material, to date, to the Company’s results of operations.
     Prior to the adoption of FAS 123R, the Company provided the disclosures required under FAS 123, as amended by FAS 148. Employee stock-based compensation expense recognized under FAS 123R was not reflected in the Company’s results of operations for the years ended December 31, 2004 and 2005 for employee stock option awards that were granted with an exercise price equal to the market value of the underlying common stock on the date of grant.
     The pro forma information for the years ended December 31, 2004 and 2005 required under FAS 123 was as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2005
Net earnings (loss) attributable to common stockholders, as reported:	$(1,939)	$2,740
Add: Employee stock-based compensation expense included in reported net income (loss), net of tax	2,046	971
Less: Total employee stock-based compensation expense determined under fair value, net of tax	(2,653)	(3,815)

Pro forma net loss attributable to common stockholders	$(2,546)	$(104)

Net loss per share attributable to common stockholders:
As reported — basic	$(0.40)	$0.16

As reported — diluted	$(0.40)	$0.15

Pro forma — basic	$(0.53)	$(0.01)

Pro forma — diluted	$(0.53)	$(0.01)

     Prior to adopting FAS 123R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in its statement of cash flows. FAS 123R requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. During the year ended December 31, 2006, the Company has not recognized a material amount of excess tax benefits for deductions of disqualifying dispositions of such options.

     Prior to the Company’s IPO, the fair value of each option grant was determined using the minimum value method prescribed by FAS 123. Subsequent to the offering, the fair value was determined using the Black-Scholes model stipulated by FAS 123. The following weighted average assumptions were included in the estimated grant date fair value calculations for the Company’s stock option awards:

	Year ended December 31,
	2004	2005	2006
Preferred stock options:
Expected lives (in years)	2.5	—	—
Risk free interest rates	2.77 - 4.05%	—	—
Dividend yield	10%	—	—
Volatility	0%	—	—
Common stock options:
Expected lives (in years)	5.0	5.0	7.0
Risk free interest rates	2.77 - 4.05%	3.59 - 4.55%	4.32 - 4.57%
Dividend yield	0%	0%	0%
Volatility	0 - 94.6%	85%	75%
     The Company’s computation of expected volatility for the year ended December 31, 2006 is based on a combination of historical and market-based implied volatility from other equities comparable to the Company’s stock at the time of the grants. The Company’s computation of expected life in 2006 was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.
     Income Taxes
     The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
     Comprehensive Loss
     Other comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources and is reported in the consolidated statement of changes in stockholders’ equity (deficit). For 2004, 2005 and 2006, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments during the period.
     Net Income (Loss) Per Share
     Basic earnings (loss) per share (“Basic EPS”) is computed by dividing net earnings (loss) attributable to common shareholders by the sum of the weighted-average number of common shares outstanding during the period, net of shares subject to repurchase, using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Under the two-class method, income from continuing operations (or net income) is reduced by the amount of dividends declared in the current period for each class of stock and by the contractual amount of dividends (or interest on participating income bonds) that must be paid for the current period. The remaining earnings are then allocated to common stock and participating securities to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to each security are determined by adding together the amount allocated for dividends and the amount allocated for a participation feature. The total earnings allocated to each security are then divided by the number of outstanding shares of the security to which the earnings are allocated to determine the earnings per share for the security.
     Diluted earnings per share (“Diluted EPS”) gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of outstanding stock options and warrants is computed using the treasury stock method.
     The following table sets forth the computation of basic and diluted net earnings (loss) per share attributable to common stockholders (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2005	2006
Numerator:
Net income (loss)	$(537)	$2,740	$(3,710)
Accretion on redeemable convertible preferred stock	(1,402)	—	—

Net earnings (loss) attributable to common stockholders	$(1,939)	$2,740	$(3,710)

Denominator:
Weighted-average shares used to compute basic EPS	4,837	17,116	17,326
Effect of dilutive securities:
Dilutive common stock equivalents	—	1,076	—

Dilutive potential common shares	—	1,076	—

Weighted-average shares used to compute diluted EPS	4,837	18,192	17,326

Net earnings (loss) per share:
Basic	$(0.40)	$0.16	$(0.21)

Diluted	$(0.40)	$0.15	$(0.21)

The potential shares, which are excluded from the determination of basic and diluted net earnings (loss) per share as their effect is anti-dilutive, are as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006
Common stock options and warrants	2,424	700	1,867
Common stock subject to repurchase	2	2	—

	2,426	702	1,867

     Variable Interest Entity
     The Company has determined that its interest in PNO DSW Events, LLC, a joint venture, qualifies as a variable interest entity as defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003) (“FIN 46-R”), “Consolidation of Variable Interest Entities,” and that the Company is the primary beneficiary of the joint venture. Accordingly, the financial statements of the joint venture have been consolidated into the Company’s consolidated financial statements. The creditors of the joint venture have no recourse to the general credit of the Company. Under the terms of the joint venture agreement, the Company contributed an initial investment of $250,000 and acquired a 50% interest in the joint venture. The minority interest’s share of income for 2006 totaled $47,000. At December 31, 2006, accumulated losses associated with the minority interest have reduced the minority interest to zero on the Consolidated Balance Sheets, with excess losses attributable to the minority interest amounting to approximately $10,000 included in the Consolidated Statements of Operations.
     Recent Accounting Pronouncements
     In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires registrants to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements. SAB 108 allows registrants to record the effects of adopting the guidance as a cumulative-effect adjustment to retained earnings. The Company adopted SAB 108 during the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on the Company’s financial condition or results of operations.
     In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of FAS 157, but does not expect the adoption of FAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109”(“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, the company will recognize an income tax benefit in its financial statements. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws. This interpretation is effective on January 1, 2007 and the Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position, results of operations or cash flows.
Note 3 — Investment in Gay.it S.p.A.
     In January 2006, the Company changed from the equity method to the cost method of accounting for its investment in Gay.it S.p.A., an Italian company that operates a website targeting the Italian gay community, and no longer records its share of Gay.it S.p.A. losses in its consolidated results of operations. The change to the cost method of accounting for Gay.it S.p.A. was the result of the Company’s ownership percentage declining below 20 percent and qualitative factors which indicated that the Company does not exercise significant influence over the operations of Gay.it S.p.A. Prior to 2006, the recognition of the equity in net loss from this investment and impairment charges, if any, were included in equity in net loss on unconsolidated affiliate in the accompanying consolidated statements of operations. The Company recorded $94,000 and $57,000 as equity in net loss of unconsolidated affiliate in 2004 and 2005, respectively. As a result of recording the Company’s equity in net loss for its interest in Gay.it S.p.A., the Company’s net investment in this unconsolidated affiliate was reduced to zero as of December 31, 2005.
     In 2004 and 2005, the net loss recorded for the Company’s equity in its investment in Gay.it S.p.A. represented 18% and 2%, respectively, of the Company’s consolidated net earnings (loss) for the year. The following tables summarize the audited financial statement information of Gay.it S.p.A. as required by the equity method of accounting as of December 31, 2005 and for the years ended December 31, 2004 and 2005 (in thousands):

December 31,
2005
Current assets	$388
Non-current assets	$69
Current liabilities	$322
Non-current liabilities	$—

	Year Ended December 31,
	2004	2005
Net sales revenue	$565	$651
Operating expenses	$743	$827
Net loss from operations	$(178)	$(176)
Net loss	$(209)	$(202)
Note 4 — Business Combinations, Goodwill and Intangible Assets
     Business Combinations
     Through domestic acquisitions, the Company has continued to expand its business. The following table summarizes the Company’s purchase acquisitions in 2005 and 2006 (in thousands):

			Net
		Post	Tangible	Identifiable		Aggregate
	Year	Acquisition	Assets	Intangible		Purchase
Company Name	Acquired	Ownership	(Liabilities)	Assets	Goodwill	Price
LPI Media, Inc. and related entities	2005	100%	$(3,775)	$11,100	$25,296	$32,621
RSVP Productions, Inc.	2006	100%	$(63)	$2,750	$3,982	$6,669
     Tangible net assets were valued at their respective carrying amounts as the Company believes that these amounts approximated their current fair values at the acquisition date. The valuation of identifiable intangible assets acquired reflects management’s estimates based on, among other factors, use of established valuation methods. Such assets consist of customer lists and user bases and trademarks. Identifiable intangible assets are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of one to six years. The Company believes the straight-line method of amortization represents the best estimate of the distribution of the economic value of the identifiable intangible assets. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. Of the $25,296,000 and $3,982,000 of goodwill recorded for LPI and RSVP, $18,999,000 and $3,982,000 is expected to be deductible for tax purposes, respectively. The following table summarizes the Company’s acquired intangible assets by type related to the above purchase acquisitions (in thousands):

				Total
		Customer		Acquired
	Year	Lists and		Intangible
Company Name	Acquired	User Bases	Tradenames	Assets
LPI Media, Inc. and related entities	2005	$5,400	$5,700	$11,100
RSVP Productions, Inc.	2006	$1,810	$940	$2,750
LPI Media, Inc. Acquisition
     On November 8, 2005, the Company acquired substantially all of the assets of LPI for an aggregate purchase price of approximately $32,621,000, consisting of $24,865,000 in cash, $7,075,000 in a note payable, and $681,000 in estimated transaction costs. Through this purchase, the Company has expanded the number and scope of subscription and advertising offers. The Company accounted for the acquisition as a purchase transaction and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date.
     The results of operations for the acquired business have been included in our consolidated statements of operations for the period subsequent to the acquisition date of November 8, 2005. Supplemental information on an unaudited pro forma consolidated basis, as if the LPI acquisition was completed at the beginning of the years 2004 and 2005, is as follows (in thousands, except per share amounts):

	December 31,
	2004	2005
	(Unaudited)
Revenue	$54,694	$60,946
Net income	$(1,837)	$2,734
Basic earnings per share	$(0.38)	$0.16
     The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable. The unaudited pro forma supplemental information prepared by management is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had the Company and LPI been a combined company during the specified periods.
 RSVP Productions Inc. Acquisition
     On March 8, 2006, the Company acquired substantially all of the assets of RSVP, a leading marketer of gay and lesbian travel and events, including cruises, land tours and resort vacations for an aggregate purchase price of approximately $6,669,000. Through this purchase, the Company has been able to expand its product offerings and reach into the LGBT community. The purchase agreement entitles RSVP to receive potential additional earn-out payments of up to $3,000,000 based on certain revenue and net income milestones for each of the years ending December 31, 2007 and December 31, 2008. These earn-out payments, if any, will be paid no later than March 15, 2008 and March 15, 2009, respectively, and may be paid in either cash or shares of the common stock of the Company, at the Company’s discretion.
     The results of operations for the acquired business have been included in our consolidated statements of operations for the period subsequent to the acquisition date of March 8, 2006. Supplemental consolidated information on an unaudited pro forma consolidated basis, as if the RSVP acquisition was completed at the beginning of the years 2005 and 2006, is as follows (in thousands, except per share amounts):

	December 31,
	2005	2006
	(Unaudited)
Revenue	$44,816	$70,359
Net income (loss)	$1,511	$(4,210)
Basic earnings per share	$0.09	$(0.24)
     The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable. The unaudited pro forma supplemental information prepared by management is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had the Company and RSVP been a combined company during the specified periods.
     Goodwill
     A summary of changes in the Company’s goodwill during the year ended December 31, 2006 by reportable segment is as follows (in thousands):

	December 31,	Goodwill		December 31,
Acquisition	2005	Acquired	Adjustments	2006
Online	$3,403	$—	$—	$3,403
Publishing	25,296	—	(109)	25,187
Travel and events	—	3,982	—	3,982

	$28,699	$3,982	$(109)	$32,572

     Adjustments to goodwill during the year ended December 31, 2006 resulted primarily from purchase price adjustments related to transaction costs and deferred revenue. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination.
     In accordance with FAS 142, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. The Company conducts its annual impairment test as of December 1 of each year. Based on the Company’s last impairment test as of December 1, 2006, the Company determined there was no impairment. There were no events or circumstances from that date through December 31, 2006 indicating that a further assessment was necessary.
     Intangible Assets
     The components of acquired intangible assets are as follows (in thousands):

	December 31, 2005			December 31, 2006
	Gross			Gross
	Carrrying	Accumulated	Net Carrying	Carrrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Customer lists and user bases	$8,678	$3,469	$5,209	$10,488	$4,996	$5,492
Tradenames	8,040	2,340	5,700	8,980	2,340	6,640
Other intangible assets	726	726	—	726	726	—

	$17,444	$6,535	$10,909	$20,194	$8,062	$12,132

     Intangible assets subject to amortization consist of customer lists and user bases with amortization periods of one to six years. As of December 31, 2005 and 2006, the weighted-average useful economic life of customer lists and user bases being amortized was 4.8 and 5.1 years, respectively. During 2005 and 2006, the Company did not record amortization expense on its tradenames which it considers to be indefinitely lived assets. Aggregate amortization expense for intangible assets totaled $20,000, $191,000 and $1,527,000 for the years ended December 31, 2004, 2005 and 2006, respectively.
     As of December 31, 2006, expected future intangible asset amortization is as follows (in thousands):

Fiscal Years:
2007	$1,423
2008	1,396
2009	1,257
2010	1,093
2011	277
Thereafter	46

$5,492

Note 5 — Other Balance Sheet Components

	December 31,
	2004	2005	2006
	(In thousands)
Accounts receivable:
Trade accounts receivable	$2,134	$7,033	$10,906
Less: Allowance for doubtful accounts	(59)	(259)	(520)
Less: Provision for returns	—	(744)	(1,049)

	$2,075	$6,030	$9,337

     In 2004, 2005 and 2006, the Company provided for an increase in the allowance for doubtful accounts of $34,000, $287,000 and $1,824,000 respectively, and wrote-off accounts receivable against the allowance for doubtful accounts totaling $18,000, $87,000 and $1,563,000, respectively. The increases in write-offs and provisions for doubtful accounts in 2006 over 2004 and 2005 are due to the businesses acquired in the LPI acquisition.
     Prior to the acquisition of LPI in November 2005, the Company estimated a provision for returns of zero based on its historical returns. In 2005 and 2006, the Company provided for an increase in the provision for returns of $839,000 and $4,589,000, respectively, and wrote-off accounts receivable against the provision for returns totaling $95,000 and $4,284,000, respectively.

	December 31,
	2004	2005	2006
	(In thousands)
Inventory
Materials for future publications	$—	$415	$370
Finished goods available for sale	24	1,019	1,386

	24	1,434	1,756
Less: reserve for obsolete inventory	—	(85)	(66)

	$24	$1,349	$1,690

     Prior to the acquisition of LPI in November 2005, the Company estimated a provision for obsolete inventory of zero based on its historical valuation of inventory. In 2005 and 2006, the Company provided for an increase in the provision for obsolete inventory of $87,000 and $34,000, respectively, and wrote-off inventory against the reserve for obsolete inventory totaling $2,000 and $53,000, respectively.

	December 31,
	2005	2006
	(In thousands)
Prepaid expenses and other current assets:
Prepaid expenses and other current assets	$2,328	$4,183
Deposits on leased voyages and vacations	—	7,153
Receivable from landlord for tenant improvement allowance, current portion (Note 2)	243	—

	$2,571	$11,336

	December 31,
	2005	2006
	(In thousands)
Property and equipment:
Computer equipment and software	$10,402	$13,569
Furniture and fixtures	1,396	1,613
Leasehold improvements	1,555	2,269
Website development costs	4,783	6,769

	18,136	24,220
Less: Accumulated depreciation and amortization	(9,969)	(13,297)

	$8,167	$10,923

     In 2004, 2005 and 2006, the Company recorded depreciation and amortization expense of property and equipment of $2,437,000, $3,269,000 and $4,041,000, respectively.

	December 31,
	2005	2006
	(In thousands)
Other assets:
Other assets	$921	$1,021
Interest on note receivable from stockholder (Note 6)	231	—

	$1,152	$1,021

	December 31,
	2005	2006
	(In thousands)
Accrued expenses and other liabilities:
Accrued payroll and related liabilities	$989	$1,499
Other accrued liabilities	1,761	1,973

	$2,750	$3,472

Note 6 — Related Party Transactions
     Note Receivable
     In May 2001, the Company issued a promissory note to an executive of the Company for $603,000 to fund the purchase of Series D redeemable convertible preferred stock. The principal and interest were due and payable in May 2006. Interest accrued at a rate of 8.5% per annum or the maximum rate permissible by law, whichever was less and was full recourse. The note was full recourse with respect to $24,000 in principal payment and the remainder of the principal was non-recourse. The note was collateralized by the shares of common stock and options owned by the executive. Interest income of $37,000, $51,000 and $9,000 was recognized in 2004, 2005 and 2006, respectively. In March 2006, the executive repaid the Company approximately $843,000, representing approximately $603,000 in principal and approximately $240,000 in accrued interest, fully satisfying the repayment obligations.
     Advertising Agreement
     In November 2001, the Company entered into an advertising agreement with Gay.it S.p.A., an unconsolidated affiliate of the Company during the years 2004 and 2005 and in which the Company had an investment in 2006 (see Note 3). Pursuant to this agreement, the Company paid Gay.it S.p.A. a referral fee of $63,000, $69,000 and zero in 2004, 2005 and 2006, respectively.
     Senior Subordinated Promissory Note
     In May 2004, the Company entered into a $5 million senior subordinated promissory note with a related party. The note was due on the earlier to occur of January 18, 2007 or the 30th day after the completion of an initial public offering with gross proceeds of $30 million or more. The Company was allowed to prepay the note at any time without penalty. The note interest rate was 11% per year with interest payable monthly. In connection with the issuance of the notes, the Company incurred $93,000 of issuance costs and issued to the purchaser of the note a warrant to purchase 45,454 shares of its common stock at an exercise price of $0.011 per share. The estimated value of this warrant was $610,000 which was estimated using the Black-Scholes option pricing model with the following assumptions: a contractual life of 5 years, weighted average risk-free interest rate of 3.89%, a dividend yield of 0% and volatility of 75%. The proceeds of the note were apportioned between the note and the warrant, and the amount allocated to the warrant of $543,000 was recorded as additional interest expense over the term of the note. In October 2004, the note was paid in full after completion of the Company’s IPO; accordingly, unamortized warrant cost of $477,000 was recognized as interest expense during 2005. The warrant was exercised in May 2004.
Note 7 — Notes Payable
     The Company’s notes payable, net of discounts were comprised of the following:

	December 31,
	2005	2006
	(In thousands)
Notes payable to vendors	$222	$47
LPI note	7,075	7,075
Orix term loan	—	7,187
Orix revolving loan	—	3,000

	7,297	17,309
Less: discount	—	(392)

	7,297	16,917
Less: current portion, net of discount	222	8,817

Notes payable, less current portion and discount	$7,075	$8,100

     In November 2004, the Company entered into a software maintenance agreement under which $332,000 was financed with a vendor. This amount was payable in seven quarterly installments beginning in January 2005. The note was paid in full in June 2006. In December 2005, the Company entered into a payment plan agreement with a vendor to finance a purchase of system software in the amount of $82,000. This amount was payable in four quarterly installments beginning in January 2006. The note was paid in full in September 2006. In June 2006, the Company entered into a software maintenance agreement under which $90,000 was financed with a vendor. This amount is payable in four quarterly installments beginning in July 2006.
     In November 2005, the Company issued a note payable (the “LPI note”) in connection with its acquisition of the assets of LPI in the amount of $7,075,000 to the sellers, secured by the assets of SpecPub, Inc. (a subsidiary of the Company established to hold certain such assets) and payable in three equal installments of $2,358,000 in May, August and November 2007. The note bears interest at a rate of 10% per year, payable quarterly and in arrears. In 2005 and 2006, the Company recorded interest expense on the note of $133,000 and $708,000, respectively, in the consolidated statements of operations.
     In September 2006, the Company entered into a Loan and Security Agreement with ORIX Venture Finance, LLC (“Orix”), which was amended in February 2007 (the “Agreement”). Pursuant to the Agreement, the Company borrowed $7,500,000 as a term loan and $3,000,000 as a 24-month revolving loan in September 2006. The borrowings under the line of credit are limited to $3,000,000, which the Company has already drawn down, and to 85% of qualifying accounts receivable. The term loan is payable in 48 consecutive monthly installments of principal beginning on November 1, 2006 bearing interest at a rate of prime plus 3%, decreasing to prime plus 2% if certain financial benchmarks are met. The revolving loan bears interest at a rate of prime plus 1%. The Agreement contains certain financial ratios, financial tests and liquidity covenants, with which the Company was in compliance at December 31, 2006. The loans are secured by substantially all of the assets of the Company and all of the outstanding capital stock of all subsidiaries of the Company, except for the assets and capital stock of SpecPub, Inc., which are pledged as security for the LPI note. In connection with the term loan agreement, the Company issued Orix a 7-year warrant to purchase up to 120,000 shares of the common stock of the Company (see Note 10).
     Future minimum payments of notes payable are as follows (in thousands):

Year Ending December 31,
2007	$8,997
2008	4,875
2009	1,875
2010	1,562

$17,309

Note 8 — Commitments and Contingencies
     Operating Leases
     The Company leases office space and equipment under noncancelable operating leases with various expiration dates through December 31, 2012. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense under the Company’s operating leases in 2004, 2005 and 2006, was $830,000, $1,523,000 and $2,652,000, respectively.
     Future minimum payments under noncancelable operating lease agreements are as follows (in thousands):

Year Ending December 31,	Operating Leases
2007	$3,047
2008	3,121
2009	3,194
2010	2,944
2011	2,887
Thereafter	1,066

$16,259

     Capital Leases
     As of December 31, 2006, the future minimum lease payments under noncancelable capital leases are as follows (in thousands):

Year Ending December 31,	Capital Leases
2007	$892
2008	817
2009	598
2010	222
2011	49

Total minimum lease payments	2,578
Less: Amount representing interest	(380)

Present value of capital lease obligations	2,198
Less: Current portion	(694)

Long-term portion of capital lease obligations	$1,504

     As of December 31, 2005 and 2006, the Company held property and equipment under capital leases with a cost of $3,917,000 and $5,851,000, respectively. The accumulated amortization on these assets was $3,474,000 and $3,719,000 as of December 31, 2005 and 2006, respectively.
     Deposit Commitments
     The Company enters into leasing agreements with cruise lines and other travel providers which establish varying deposit commitments as part of the lease agreement prior to the commencement of the leased voyage or vacation. At December 31, 2006, the Company had deposits on leased voyages and vacations of $7,153,000 included in prepaid expenses and other current assets and commitments for future deposits of $8,797,000, of which $2,738,000 is secured by restricted cash pursuant to a contractual agreement associated with an irrevocable letter of credit. Approximately $2,694,000 of the restricted cash will be applied against the commitments for future deposits in February 2007.
     Co-location Facility Agreement
     In December 2005, the Company entered into a co-location facility agreement with a third-party service provider which was renewed in December 2006. In exchange for providing space for the Company’s network servers and committed levels of telecommunications bandwidth, the Company pays a minimum monthly fee of $43,000. In the event that bandwidth exceeds an allowed variance from committed levels, the Company pays for additional bandwidth at a set monthly rate. Future total minimum payments under the co-location facility agreement are $516,000 for 2007.
     Indemnification
     In June 2001, the Company entered into an Indemnity Agreement with its President pursuant to which the Company agreed to indemnify him for certain costs of defense and damages that might be awarded against him in a lawsuit brought against him and the Company, among others, by a former employee. Specifically, the Indemnity Agreement provided that the Company would indemnify its President for his reasonable costs of defense, generally limited to no more than $3,500 per month, and for that portion of any damages awarded against him, if any, in an amount to be determined at arbitration, that the trier of fact finds resulted from actions he took within the scope of his employment with OLP, a heritage company. The Company paid $16,000, $13,000 and zero in 2004, 2005 and 2006 respectively, in connection with this indemnification. The lawsuit subject to this Indemnity Agreement was settled in January 2005, and no further material payments are expected under this agreement.

     Contingencies
     The Company is not currently subject to any material legal proceedings. The Company may from time to time, however, become a party to various legal proceedings, arising in the ordinary course of business. The Company may also be indirectly affected by administrative or court proceedings or actions in which the Company is not involved but which have general applicability to the Internet industry. The Company is currently involved in the matter described below. However, the Company does not believe, based on current knowledge, that this matter is likely to have a material adverse effect on its financial position, results of operations or cash flows.
     In April 2002, the Company was notified that DIALINK, a French company, had filed a lawsuit in France against it and its French subsidiary, alleging that the Company had improperly used the domain names Gay.net, Gay.com and fr.gay.com in France, as DIALINK alleges that it has exclusive rights to use the word “gay” as a trademark in France. On June 30, 2005, the French court found that although the Company had not infringed DIALINK’s trademark, it had damaged DIALINK through unfair competition. The Court ordered the Company to pay damages of €50,000 (approximately US $66,000 at December 31, 2006), half to be paid notwithstanding appeal, the other half to be paid after appeal. The Court also enjoined the Company from using “gay” as a domain name for its services in France. In October 2005, the Company paid half the damage awarded as required by the court order and temporarily changed the domain name of its French website, from www.fr.gay.com to www.ooups.com, a domain name it has used previously in France. In January 2006, both sides appealed the French court’s decision. In November 2006, the Court of Appeals canceled DIALINK’s trademarks, found that the Company had not engaged in unfair competition, allowed the Company to resume use of Gay.net, Gay.com and fr.gay.com in France and ordered DIALINK to return the €25,000 (approximately US $33,000 at December 31, 2006) the Company had paid previously and pay the Company €20,511 (approximately US $27,000 at December 31, 2006) in costs and interest. DIALINK appealed this matter to the French Supreme Court in February 2007.
Note 9 — Redeemable Convertible Preferred Stock
     The Company’s certificate of incorporation, amended and restated in October 2004, authorizes the Company to issue up to 5,000,000 shares of preferred stock, with a par value of $0.001, in one or more series. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of December 31, 2006, no shares of preferred stock were issued and outstanding.
     At December 31, 2003, the Company had the following redeemable convertible preferred stock outstanding (in thousands):

		Shares
	Shares	Issued and
Series	Authorized	Outstanding
E	1,273	812
D	3,864	3,185
C-1	1,188	729
C-2	1,667	801
C-3	321	221
C-4	2,129	1,305
C-5	1,967	1,737
B	509	503

	12,918	9,293

     During 2004, in accordance with the terms of the Series B convertible preferred stock purchase agreement, the Company repurchased 2,000 unvested shares of the Series B preferred stock for $20,000 upon termination of employee services.
     In September 2004, the Company issued 4,000 shares of Series D redeemable convertible preferred stock for $4.07 per share resulting in aggregate net cash proceeds of $15,000.
     Upon closing of the Company’s initial public offering in October 2004, all Series E, D, C-1, C-2, C-3, C-4 and C-5 automatically converted into common stock at a one-to-one ratio, as adjusted for a reverse stock-split of 11:1.
     The Series B convertible preferred stock was automatically converted upon closing of the IPO into shares of common stock, as adjusted for a reverse stock split of 11:1, at a conversion rate of approximately 1:1.8 based on the valuation of the Company at the time of the IPO, in accordance with the Company’s certificate of incorporation.
     Dividends
     The holders of Series D and Series E were entitled to receive cumulative dividends in preference to any dividend on any other preferred series or common stock, at the amount of $0.407 per share per annum, compounded quarterly. In addition, each share of Series D and Series E was entitled to share on a pro rata basis with any dividends payable to holders of common stock on an as-converted basis. Prior to the initial public offering in October 2004, the cumulative unpaid dividends were $5,376,000. In accordance with the Company’s certificate of incorporation, the undistributed cumulative dividends terminated upon the IPO.
     Redemption
     Prior to Company’s IPO, at the individual option of each holder of shares of Series E and D, the Company was obligated to redeem, at any time on or after May 1, 2006, the number of shares of Series E or D held by such holder by paying in cash a sum equal to $4.07 per share plus all accrued but unpaid dividends on such shares on the date of redemption (the “Redemption Price”). The Redemption Price was payable in two equal installments on the redemption date and on the first anniversary of the redemption date. In 2004 the Company recorded $1,304,000 of accretion for cumulative dividends. The redemption features terminated upon conversion of the preferred stock into common stock at the closing of the IPO. In addition to the accretion for cumulative dividends described above, the Company recorded accretion of $98,000 in 2004 in connection with issuance costs capitalized and recorded against the gross proceeds received from the issuance of Series D and E using the effective interest method.
Note 10 — Warrants
     In connection with certain acquisitions, financing arrangements and in exchange for services rendered, the Company issued warrants to purchase shares of the Company’s redeemable convertible preferred and common stock. As of December 31, 2006, none of these warrants were outstanding.
     In May 2004, the Company issued a warrant to purchase 45,000 shares of common stock in connection with the issuance of the senior subordinated promissory note. The warrant was exercised in May 2004 at a price of $0.011 per share for net proceeds of $500. In October 2004, AOL exercised a common stock warrant through a cashless exercise transaction resulting in a net issuance of 100,000 shares of common stock. In March 2005, Pacific Technology Ventures exercised a common stock warrant through a cashless exercise transaction resulting in a net issuance of 4,000 shares of common stock.
     In connection with the term loan agreement with Orix (see Note 7), the Company issued Orix a 7-year warrant to purchase up to 120,000 shares of the common stock of the Company at an exercise price of $3.74. The warrant vested immediately, had a fair value of approximately $445,000 as of the date of issuance and will expire on September 28, 2013. The value of the warrant was recorded as a discount of the principal amount of the term loan and will be accreted and recognized as additional interest expense using the effective interest method over the life of the term loan. The value of the warrant was estimated by the Company using the Black-Scholes pricing model with the following assumptions:

Expected dividend yield	0%
Expected stock price volatility	105%
Risk-free interest rate	4.56%
Expected life of warrants	7 years
Note 11 — Stock Option Plans
     In December 1997, the Company adopted the 1997 Stock Plan and in April 2001, the Company assumed the PlanetOut Corporation 1996 Stock Option Plan and PlanetOut Corporation 1996 Equity Incentive Plan (as part of the acquisition of POC). In January 2002, the Company adopted the PlanetOut Partners, Inc. 2001 Equity Incentive Plan. In April 2004, the Company adopted the 2004 Equity Incentive Plan and the 2004 Executive Officers and Directors Equity Incentive Plan (hereinafter collectively referred as the “Plans”). All of the plans, except for the 2004 Equity Incentive Plan, terminated upon the closing of the IPO, which does not affect the awards outstanding under those plans. The 2004 Equity Incentive Plan provides for the granting of stock options, stock purchase rights, stock bonus awards, restricted stock awards, restricted stock units, stock appreciation rights, phantom stock rights, and other similar equity based awards to employees, outside directors and consultants of the Company. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees and nonqualified stock options (“NSO”) may be granted to Company employees and consultants. As of December 31, 2006, the Company has reserved an aggregate of 2,735,000 shares of common stock for issuance under the 2004 Equity Incentive Plan and other plans.
     No further awards may be granted under any of the plans, except for the 2004 Equity Incentive Plan. Options under the 2004 Equity Incentive Plan may be granted for periods of up to ten years and as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the value of the shares on the date of grant; and (ii) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted under the Plans are generally exercisable at the date of grant with unvested shares subject to repurchase by the Company. To date, options outstanding under the Plans generally vest over two to four years.
     The following is a summary of common stock option activity (in thousands, except per share amounts):

		Options Outstanding
				Weighted
			Weighted-	Average
	Shares		Average	Remaining	Aggregate
	Available	Number of	Exercise	Contractual Term	Intrinsic
	for grant	Shares	Price	(in years)	Value
Balances at December 31, 2003	721	1,572	$1.10
Additional shares reserved	904	—	$—
Options granted	(883)	883	$9.25
Options exercised	—	(78)	$0.56
Options cancelled	291	(291)	$3.83
Conversion of Series D redeembable convertible preferred stock options to common options upon completion of IPO	37	112	$4.07

Balances at December 31, 2004	1,070	2,198	$4.19
Additional shares reserved	545	—	$—
Options granted	(461)	461	$8.48
Options exercised	—	(240)	$1.23
Options cancelled	(466)	(307)	$7.16

Balances at December 31, 2005	688	2,112	$5.03
Additional shares reserved	545	—	$—
Restricted stock granted	(220)	—	$—
Options granted	(49)	49	$9.08
Options exercised	—	(161)	$2.89
Options cancelled	24	(253)	$8.92

Balances at December 31, 2006	988	1,747	$4.77	6.4	$3,462

Vested and expected to vest at December 31, 2006		1,732	$4.75	6.4	$3,458

Options exercisable at December 31, 2006		1,694	$4.64	6.4	$3,458

     Certain common stock option holders have the right to exercise unvested options subject to a repurchase right held by the Company, which generally lapses ratably over four years, at the original exercise price in the event of voluntary or involuntary termination of employment of the stockholder.
     The following table summarizes information about common stock options outstanding and exercisable as of December 31, 2006 (in thousands, except years and per share amounts):

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Price	of Shares	Life (Years)	Price	of Shares	Price
$0.00 – $1.46	806	5.6	$0.45	806	$0.45
$1.47 – $2.93	33	3.1	$2.25	33	$2.25
$2.94 – $4.39	70	5.1	$4.07	70	$4.07
$4.40 – $7.33	23	8.4	$7.05	23	$7.05
$7.34 – $8.79	273	8.0	$8.30	253	$8.30
$8.80 – $10.26	492	7.4	$9.16	459	$9.14
$10.27 – $11.72	—	—	$—	—	$—
$11.73 – $13.19	8	2.1	$12.23	8	$12.23
$13.20 – $14.66	42	5.0	$13.90	42	$13.90

	1,747	6.4	$4.77	1,694	$4.64

     As of December 31, 2004 and 2005, the Company had 2,198,000 and 2,112,000 common stock options exercisable and outstanding with a weighted average exercise price of $4.19 and $5.03 per share, respectively.
     All options granted were intended to be exercisable at a price per share not less than the fair market value of the shares of the Company’s stock underlying those options on their respective dates of grant. The Company’s Board of Directors determined these fair market values in good faith based on the best information available to the Board and the Company’s management at the time of grant.
     The following is a summary of Series D option activity (in thousands, except per share amounts):

		Options Outstanding
			Weighted-
	Shares		Average
	Available for	Number of	Exercise
	Grant	Shares	Price
Balances at December 31, 2003	37	125	$4.07
Options granted	—	(4)	4.07
Options cancelled	—	(9)	4.07
Conversion of Series D redeembable convertible preferred stock options to common options upon completion of IPO	(37)	(112)	4.07

Balances at December 31, 2004	—	—	$—

     The Company had 125,000 Series D options exercisable as of December 31, 2004 with a weighted average exercise price of $4.07 per share.
     Prior to its IPO, the Company had reserved an aggregate of 254,545 shares of Series D preferred stock for issuance under one of the Plans. Upon the Company’s IPO, the Series D preferred stock options were converted on a one-to-one basis to common stock options as adjusted for a reverse stock-split of 11:1.
     Stock-based Compensation Associated with Awards to Employees
     During the year ended December 31, 2004, the Company issued common stock options under the Plans at exercise prices below the fair value of the Company’s common stock at the date of grant. Accordingly, for such stock options issued to employees, the Company recorded deferred stock-based compensation of $3,406,000 of which the Company amortized $1,500,000 and $611,000 of stock-based compensation in 2004 and 2005, respectively.
     As described in Note 2, the Company accelerated the vesting of approximately 720,000 shares subject to outstanding stock options in December 2005. The Company recorded additional stock-based compensation expense upon the acceleration of $74,000 based on the additional intrinsic value of these options on the date of acceleration. Additionally, on the date of acceleration, the remaining balance of unamortized unearned stock-based compensation of these stock option grants of $526,000 was recorded as stock-based compensation expense in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB No. 25” (“FIN 44”). As of December 31, 2005, the balance of unearned stock-based compensation was zero. The Company may recognize additional unearned stock-based compensation and stock-based compensation expense in the future if it grants additional stock or stock options. As a result of the acceleration of the stock options noted above, the impact of adopting FAS 123R was not material, to date, to the Company’s results of operations.
     Option Cancellation and Regrant Program
     In January 2002, the Company implemented an Option Cancellation and Regrant Program (the “Program”). The Program offered then current Company employees the opportunity to cancel certain common stock options with an exercise price in excess of $1.10 per share, in exchange for the Company’s promise to grant replacement common stock options in August 2002 at an exercise price equal to the fair value of the common stock on the grant date. The number of new common stock options would be at least equal to the common stock options cancelled. The Program resulted in the cancellation of 418,000 common stock options at a weighted-average exercise price of $10.67 per share and the grant, and on August 23, 2002, the grant of 1,524,000 common stock options at an exercise price of $0.44 per share.
     Additionally, in January 2002, the Company issued to the participants of the Program, an aggregate of 239,000 Series D options at an exercise price of $4.07 per share. Of the total Series D options, a total of 155,000 Series D options (the “Replacement Awards”) are subject to variable plan accounting, as they were granted within 6 months and one day from the cancellation date of the original awards, as defined by FIN 44. Under FIN 44, the Company will remeasure the intrinsic value of the Replacement Awards until such options are exercised, forfeited or expire. Subsequently, in August 2003, a total of 93,000 Series D options were exercised. The Company recorded stock-based compensation expense (benefit) related to the Replacement Awards of $339,000, $(228,000) and $(146,000) in 2004, 2005 and 2006, respectively.

     Restricted Stock Grants
     In August 2003, the Company issued 503,000 restricted shares of Series B at a purchase price of $0.77 per share to all employees as of July 31, 2003, with the exception of one executive officer, which vested over a term of two years beginning on the later of February 1, 2003 or the date of hire. As a result, the Company recorded unearned stock-based compensation for the estimated fair value of Series B at date of grant of $1,267,000, which was being amortized over the vesting period. The Company recorded stock-based compensation expense, net of cancellation of $207,000 and $2,000 associated with the issuance of these awards in 2004 and 2005, respectively. As of December 31, 2005 and 2006, there were no common shares subject to repurchase by the Company at the original issuance price.
     The Company grants restricted stock to employees and non-employee directors under the 2004 Equity Incentive Plan (the “Plan”). Restricted stock grants issued under the Plan generally vest in one to four years but are considered outstanding at the time of grant, as the stockholders are entitled to dividends and voting rights. The Company records compensation expense for restricted stock grants based on the quoted market price of the Company’s stock at the grant date and amortizes the expense over the vesting period. During 2006, the Company recorded approximately $367,000 of compensation expense related to restricted stock grants.
     A summary of the status of and changes in the Company’s unvested shares of restricted stock related to its equity incentive plans as of and during the year ended December 31, 2006 is presented below (in thousands, except per share amounts):

		Weighted Average
		Grant-Date
	Shares	Fair Value
Unvested at January 1, 2006	—	$—
Granted	220	$6.37
Vested	(5)	$6.67

Unvested at December 31, 2006	215	$6.37

     Stock-based Compensation Associated with Awards Granted to Nonemployees
     During 2004, the Company granted 3,200 common stock options at an exercise price of $9.02 per share to consultants in consideration for their services rendered to the Company. On each reporting period, the Company recognizes stock-based compensation expense associated with options awarded to nonemployees as they vest and estimates their fair value based on the Black- Scholes option pricing model and its applicable assumptions at each reporting period. Accordingly, in 2004, 2005 and 2006, the Company recorded stock-based compensation expense totaling $88,000, $27,000 and zero, respectively. The following assumptions were utilized: expected dividend yield of 0% for common stock; risk-free interest rate ranging from 4.06% to 4.60%; expected volatility ranging from 75% to 76%; and a remaining contractual life ranging from 7 to 10 years.
Note 12 — Defined Contribution Plan
     The Company maintains a defined contribution plan in the United States, which qualifies as a tax deferred savings plan under Section 401(k) of the Internal Revenue Code (“IRC”). Eligible U.S. employees may contribute a percentage of their pre-tax compensation, subject to certain IRC limitations. The Plan provides for employer matching contributions to be made at the discretion of the Board of Directors. Employer matching contributions were $85,000, $94,000 and $278,000 for 2004, 2005 and 2006, respectively.
Note 13 — Restructuring
     In June 2006, the board of directors of the Company adopted and approved a reorganization plan to align the Company’s resources with its strategic business objectives. As part of the plan, the Company consolidated its media and advertising services, e-commerce services and back-office operations on a global basis to streamline its operations as part of continued integration of its recently acquired businesses. The reorganization, along with other organizational changes, reduced the Company’s total workforce by approximately 5%. Restructuring costs of approximately $834,000, primarily related to termination benefits of approximately $631,000 and the cost of closing redundant facilities of approximately $203,000, were recorded during the three months ended June 30, 2006. During the third and fourth quarters of 2006, the Company recorded adjustments to decrease the cost of closing redundant facilities of approximately $45,000 and to increase the cost of termination benefits by approximately $1,000. The Company completed this restructuring in the fourth quarter of 2006, with certain payments continuing beyond 2006 in accordance with the terms of existing severance and other agreements.
     The following is a summary of the restructuring activities:

					Accrued
	Initial				Restructuring
	Restructuring	Cash			As of
	Charges	Payments	Write-offs	Adjustments	December 31, 2006
	(In thousands)
Termination benefits	$631	$(416)	$—	$1	$216
Cost of closing redundant facilities	203	(120)	(19)	(45)	19

Total	$834	$(536)	$(19)	$(44)	$235

Note 14 — Income Taxes
     The provision for income taxes is $25,000, $207,000 and $45,000 in 2004, 2005 and 2006, respectively. The Company’s effective tax rate differs from the statutory rates, primarily due to no tax benefit for operating losses.
     The following is a reconciliation of the difference between the applicable federal statutory rate and the actual provision for income taxes as a percentage of income (loss) before income taxes:

	Year Ended December 31,
	2004	2005	2006
Provision at statutory rate	34.00%	34.00%	34.00%
State taxes, net of federal benefit	(1.08)	1.82	(0.52)
Permanent differences	(116.90)	13.10	(1.26)
Change in valuation allowance	82.90	(44.24)	(33.48)
Other	(3.80)	2.34	0.03

Net tax provision	(4.88)%	7.02%	(1.23)%

     The components of temporary differences which give rise to deferred taxes are (in thousands):

	Year Ended December 31,
	2004	2005	2006
Deferred tax assets:
Net operating loss carryforwards	$14,637	$12,708	$13,400
Accruals	281	1,581	2,106
Other	128	(298)	(289)

	15,046	13,991	15,217
Less: Valuation allowance	(15,046)	(13,991)	(15,217)

	$—	$—	$—

     Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets. The valuation decreased by $425,000 and $1,055,000 in 2004 and 2005, respectively, and increased by $1,226,000 in 2006. The valuation allowance will be available in future years.
     As of December 31, 2006, the Company had net operating loss carryforwards of $32,140,000 and $23,690,000 for federal and state net operating loss carryforwards, available to offset future taxable income which expire in varying amounts beginning in 2014 and 2010, respectively.
     The availability of the net operating losses to offset future taxable income may be limited as a result of potential ownership changes in prior years, pursuant to Internal Revenue Code (the “Code”) Section 382. In addition, utilization of the net operating loss carryforwards would also be subject to an annual usage limitation as determined under Section 382 of the Code. Net operating loss limitations under Section 382 may significantly impact the timing and amount of future income tax obligations, if any.
Note 15 — Subsequent Events
     Stockholder Rights Plan
     On January 4, 2007, the board of directors approved the adoption of a Stockholder Rights Plan (the “Rights Plan”). Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $.001 per share (the “Common Shares”), of the Company. The dividend is payable on January 31, 2007 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share (the “Preferred Shares”), at a price of $30 per one one-thousandth of a Preferred Share, subject to adjustment. Each one one-thousandth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share.
     Deposit Commitments
     On February 27, 2007, the Company entered into two new agreements with cruise lines for leased voyages commencing in February and March 2008. Commitments for future deposits for these leased voyages total approximately $2.2 million of which $1.3 million is payable during 2007 and $0.9 million is payable in 2008.
Sale of Membership Interest in Variable Interest Entity
     On March 7, 2007, the Company sold its 50% membership interest in PNO DSW Events, LLC, a joint venture which the Company accounts for as a variable interest entity. The total purchase price for the Company’s membership interest was $270,000.
Note 16 — Segment Information
     As a result of further integrating the Company’s various businesses, its executive management team, and its financial and management reporting systems during fiscal 2006, the Company began to operate as three segments effective January 1, 2007. Consequently, the financial information in the tables below has been presented to reflect this change in segment reporting.
     Operating segments are based upon the Company’s internal organization structure, the manner in which its operations are managed, the criteria used by the Company’s Chief Operating Decision Maker (CODM) to evaluate segment performance and the availability of separate financial information. The Company has three operating segments: Online, Publishing and Travel and Events. The Online segment includes the Company’s global online properties and websites. The Publishing segment consists of the Company’s print properties, primarily magazines and a book publishing business. The Travel and Events segment consists of the LGBT travel and events marketed through the Company’s RSVP brand and by the Company’s consolidated affiliate, PNO DSW Events, LLC. The Company sold its interest in PNO DSW Events, LLC in March 2007. We have no intersegment revenues.
     Segment performance is measured based on contribution margin (loss), which consists of total revenues from external customers less direct operating expenses. Direct operating expenses include cost of revenue and sales and marketing expenses. Segment managers do not have discretionary control over other operating costs and expenses such as general and administrative costs (consisting of costs such as corporate management, human resources, finance and legal), restructuring and depreciation and amortization expense, as such other operating costs and expenses are not evaluated in the measurement of segment performance.
     The following table summarizes the financial performance of the Company’s operating segments (in thousands):

	Year ended December 31, 2006
			Travel
			and
	Online	Publishing	Events	Total
Revenue:
Advertising services	$11,115	$15,363	$—	$26,478
Subscription services	18,379	6,069	—	24,448
Transaction services	2,129	5,701	9,888	17,718

Total revenue	31,623	27,133	9,888	68,644

Direct operating costs and expenses:
Cost of revenue	10,240	16,504	8,461	35,205
Sales and marketing	10,236	5,356	1,752	17,344

Total direct operating costs and expenses	20,476	21,860	10,213	52,549

Contribution margin (loss)	$11,147	$5,273	$(325)	16,095

Other operating costs and expenses:
General and administrative				12,711
Restructuring				791
Depreciation and amortization				5,606

Total other operating costs and expenses				19,108

Loss from operations				(3,013)
Other expense, net				(605)
Provision for income taxes				(45)
Minority interest				(47)

Net loss				$(3,710)

	Year ended December 31, 2005
			Travel
			and
	Online	Publishing	Events	Total
Revenue:
Advertising services	$9,043	$2,681	$—	$11,724
Subscription services	20,202	933	—	21,135
Transaction services	1,611	1,121	—	2,732

Total revenue	30,856	4,735	—	35,591

Direct operating costs and expenses:
Cost of revenue	9,248	2,716	—	11,964
Sales and marketing	10,358	730	—	11,088

Total direct operating costs and expenses	19,606	3,446	—	23,052

Contribution margin	$11,250	$1,289	$—	12,539

Other operating costs and expenses:
General and administrative				7,036
Restructuring				—
Depreciation and amortization				3,460

Total other operating costs and expenses				10,496

Income from operations				2,043
Other income, net				904
Provision for income taxes				(207)

Net income				$2,740

	Year ended December 31, 2004
			Travel
			and
	Online	Publishing	Events	Total
Revenue:
Advertising services	$6,541	$—	$—	$6,541
Subscription services	16,775	—	—	16,775
Transaction services	1,646	—	—	1,646

Total revenue	24,962	—	—	24,962

Direct operating costs and expenses:
Cost of revenue	8,068	—	—	8,068
Sales and marketing	8,806	—	—	8,806

Total direct operating costs and expenses	16,874	—	—	16,874

Contribution margin	$8,088	$—	$—	8,088

Other operating costs and expenses:
General and administrative				5,182
Depreciation and amortization				2,457

Total other operating costs and expenses				7,639

Income from operations				449
Other expense, net				(961)
Provision for income taxes				(25)

Net loss				$(537)

     Total assets by reportable segments were as follows (in thousands):

	December 31,
	2005	2006
	(In thousands)
Total assets by reportable segment:
Online	$34,379	$33,149
Publishing	42,959	45,409
Travel and Events	—	15,031

	$77,338	$93,589

Supplementary Data — Selected Quarterly Financial Data (Unaudited)
     The following table presents our unaudited quarterly results of operations for the eight quarters in the period ended December 31, 2006. You should read the following table in conjunction with the consolidated financial statements and related notes contained elsewhere in this annual report. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or future years.

	Three Months Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,
	2005	2005	2005	2005	2006	2006	2006	2006
	(In thousands except per share amounts)
Revenue:
Advertising services	$1,392	$2,566	$2,106	$5,660	$5,347	$7,318	$6,386	$7,428
Subscription services	4,853	5,172	5,077	6,033	6,270	6,321	5,831	6,025
Transaction services	420	332	368	1,612	5,956	2,656	3,191	5,915

Total revenue	6,665	8,070	7,551	13,305	17,573	16,295	15,408	19,368
Operating costs and expenses: (*)
Cost of revenues	2,125	2,320	2,177	5,342	9,430	6,872	8,225	10,678
Sales and marketing	2,456	2,532	2,551	3,549	3,944	4,427	4,144	4,829
General and administrative	1,248	1,615	1,430	2,743	3,080	3,078	2,996	3,557
Restructuring	—	—	—	—	—	834	58	(101)
Depreciation and amortization	820	848	787	1,005	1,224	1,300	1,319	1,763

Total operating costs and expenses	6,649	7,315	6,945	12,639	17,678	16,511	16,742	20,726

Income (loss) from operations	16	755	606	666	(105)	(216)	(1,334)	(1,358)
Equity in net loss of unconsolidated affiliate	(9)	(16)	(32)	—	—	—	—	—
Interest expense	(38)	(30)	(20)	(150)	(197)	(201)	(218)	(573)
Other income, net	239	313	362	285	170	110	96	208

Income (loss) before income taxes and minority interest	208	1,022	916	801	(132)	(307)	(1,456)	(1,723)
Provision for income taxes	(29)	(12)	(75)	(91)	—	—	(38)	(7)
Minority interest in gain of consolidated affiliate	—	—	—	—	—	(47)	—	—

Net income (loss)	$179	$1,010	$841	$710	$(132)	$(354)	$(1,494)	$(1,730)

Net income (loss) per share:
Basic	$0.01	$0.06	$0.05	$0.04	$(0.01)	$(0.02)	$(0.09)	$(0.10)

Diluted	$0.01	$0.06	$0.05	$0.04	$(0.01)	$(0.02)	$(0.09)	$(0.10)

Weighted-average shares used to compute net income (loss) per share:
Basic	16,939	17,092	17,202	17,261	17,261	17,315	17,333	17,391

Diluted	18,269	18,249	18,200	18,194	17,261	17,315	17,333	17,391

(*) Stock-based compensation is allocated as follows:
Cost of revenues	$12	$15	$10	$140	$5	$1	$11	$53
Sales and marketing	7	18	33	196	1	1	16	23
General and administrative	(43)	109	90	412	79	(101)	34	170

	$(24)	$142	$133	$748	$85	$(99)	$61	$246

PlanetOut Inc.
FINANCIAL STATEMENT SCHEDULE
The Financial Statement Schedule II — VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Annual Report on Form 10-K

		Charged or
	Balance at	Credited to		Charges
	Beginning	Net Income	Charged to	Utilized	Balance at
	of Period	(Loss)	Other Accounts	Write-offs	End of Period
			(In thousands)
Allowance for Doubtful Accounts
Year ended December 31, 2004	$43	$34	$—	$(18)	$59
Year ended December 31, 2005	$59	$112	$175	$(87)	$259
Year ended December 31, 2006	$259	$384	$1,440	$(1,563)	$520
Allowance for Transaction Losses
Year ended December 31, 2004	$55	$35	$—	$—	$90
Year ended December 31, 2005	$90	$3	$—	$—	$93
Year ended December 31, 2006	$93	$8	$—	$—	$101
Provision for Returns
Year ended December 31, 2004	$—	$—	$—	$—	$—
Year ended December 31, 2005	$—	$839	$—	$(95)	$744
Year ended December 31, 2006	$744	$4,589	$—	$(4,284)	$1,049
Tax Valuation Allowance
Year ended December 31, 2004	$15,451	$—	$—	$(405)	$15,046
Year ended December 31, 2005	$15,046	$—	$—	$(1,055)	$13,991
Year ended December 31, 2006	$13,991	$—	$—	$1,226	$15,217
Inventory Obsolescence Reserves
Year ended December 31, 2004	$—	$—	$—	$—	$—
Year ended December 31, 2005	$—	$5	$82	$(2)	$85
Year ended December 31, 2006	$85	$34	$—	$(53)	$66